UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 12, 2017

Camping World Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37908	81-1737145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkway Drive, Suite 270
Lincolnshire, IL 60069
Telephone: (847) 808-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01.           Other Events

On December 12, 2017, FreedomRoads, LLC (the “Floor Plan Borrower”), an indirect subsidiary of Camping World Holdings, Inc. (the “Company” or “our”), Bank of America, N.A., as administrative agent and letter of credit issuer, and the other lenders party thereto, entered into a seventh amended and restated credit agreement (the “Floor Plan Facility Amendment”), which amended the previous credit agreement governing our floor plan facility (as amended, the “Floor Plan Facility”) entered into with Bank of America, N.A., as administrative agent, and other lenders party thereto, as amended from time to time.  Since 2005, the Company has used the Floor Plan Facility to finance substantially all of its new and certain of its used RV inventory. Pursuant to the Floor Plan Facility Amendment, the Floor Plan Facility also provides for a $35.0 million revolving line of credit (the “Revolving Credit Loans”), the proceeds of which shall be used for general corporate purposes.

Pursuant to the Floor Plan Facility Amendment, the Floor Plan Facility may continue to be used to finance (i) up to 100% of the Company’s new RV inventory and (ii) various percentages of the Company’s used RV inventory, as determined by reference to the most recently published National Automobile Dealers Association RV Industry Appraisal Guide.  Additionally, the Company may borrow, repay and reborrow Revolving Credit Loans for general corporate purposes.

Pursuant to the Floor Plan Facility Amendment, the Floor Plan Facility allows the Floor Plan Borrower to borrow (a) up to $1.415 billion under a floor plan facility, (b) up to $15.0 million under a letter of credit facility and (c) up to a maximum amount outstanding of $35.0 million under the revolving line of credit, which maximum amount outstanding will decrease by $1.75 million on the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2019. In addition, the maturity of the Floor Plan Facility was extended to December 12, 2020.

Floor plan notes payable, and borrowings for letters of credit, in each case, under our Floor Plan Facility will continue to bear interest at the same rate per annum as prior to the Floor Plan Facility Amendment.

Borrowings under our Floor Plan Facility for Revolving Credit Loans bear interest at a rate per annum equal to, at our option, either: (a) a floating rate tied to the London Interbank Offered Rate (“LIBOR” and, together with the floating rate, the “Floating LIBOR Rate”), plus 2.40%, in the case of Floating LIBOR Rate loans, or (b) a base rate determined by reference to the greatest of: (i) the federal funds rate plus 0.50%, (ii) the prime rate published by Bank of America, N.A. and (iii) the Floating LIBOR Rate plus 1.75%, plus 0.90%, in the case of base rate loans.

Borrowings under the Floor Plan Facility will continue to be guaranteed by FreedomRoads Intermediate Holdco, LLC (the direct parent of the Floor Plan Borrower) and certain subsidiary guarantors (collectively, the “Guarantors”). These floor plan arrangements grant the administrative agent a first priority security interest in all of the property of the Floor Plan Borrower and the Guarantors, the financed RVs and the related sales proceeds.

The foregoing description of the Floor Plan Facility Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Floor Plan Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.           Financial Statements and Exhibits

(a)	Exhibits

Exhibit No.	Description
10.1

Seventh Amended and Restated Credit Agreement, dated December 12, 2017, among FreedomRoads, LLC, as the company and a borrower, certain subsidiaries of FreedomRoads, LLC, as subsidiary borrowers, Bank of America, N.A., as administrative agent and letter of credit issuer, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Thomas F. Wolfe

Name:	Thomas F. Wolfe

Title:	Chief Financial Officer and Secretary

Date: December 22, 2017